Eastside Distilling Completes $2.2 Million Private Placement of Common Stock

PORTLAND, Ore. – January 5, 2015 – Eastside Distilling, Inc. (OTCQB: ESDI), an innovative and fast-growing premium producer of hand-crafted spirits, announced today that it has successfully completed a private placement of 5,512,500 shares of its common stock to certain institutional and accredited investors at a price of $0.40 per share, raising gross proceeds of approximately $2,205,000. The net cash proceeds to the company will be used for the build-out of Eastside’s new manufacturing facility, marketing expenses, repayment of indebtedness, and for working capital and general corporate purposes.

The private placement was made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The shares of common stock sold have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The company has agreed to file a registration statement covering the resale from time to time of the shares of common stock sold in the private placement.

This press release is being issued pursuant to Rule 135c under the Securities Act, and does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

About Eastside Distilling

Eastside Distilling, Inc. (OTCQB: ESDI) has been producing high-quality, handcrafted spirits since 2009 and is located in Southeast Portland’s Distillery Row. Makers of award winning spirits, the company is unique in the marketplace and is distinguished by its highly decorated product lineup that includes Burnside Bourbon, Below Deck Rums, Portland Potato Vodka, and a distinctive line of infused whiskeys. All Eastside spirits are master crafted from natural ingredients for unparalleled quality and taste. The company is publicly traded under the symbol OTCQB: ESDI. For more information visit: www.eastsidedistilling.com

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the company’s products in the market; the company’s success in obtaining new customers; the company’s success in product development; the company’s ability to execute its business model and strategic plans; the company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue, and profitability. The company assumes no obligation to update the cautionary information in this release.

Company Contact:

Eastside Distilling, Inc.

Julie Bohn

Executive Assistant to the CEO

Tel. 503-926-7060

Julie@eastsidedistilling.com

Investor Relations:

Liolios Group, Inc.

Chris Tyson

Tel. 949-574-3860

ESDI@liolios.com